Exhibit 10.7

Datadog, Inc. 620 8th Avenue, 45th Floor New York, NY 10018 (866) 329-4466 www.datadoghq.com

August 28, 2018

David Obstler

[home address]

Dear David:

Datadog, Inc. (the “Company”) is pleased to offer you a consulting services relationship, and subsequent full-time employment, on the terms set forth in this letter agreement (this “Agreement”):

1.    Consulting. You will provide financial and business consulting and advisory services to the Company (the “Consulting Engagement”). The Consulting Engagement will begin immediately upon execution of this Agreement and, unless terminated sooner pursuant to this paragraph, end upon your commencing full-time employment as contemplated in paragraph 2 below. You acknowledge and agree that (i) either you or the Company is free to terminate the Consulting Engagement at any time upon written notice to the other, and (ii) you will be an independent contractor, not an employee, of the Company during the Consulting Engagement. Accordingly, you have no authority (and shall not hold yourself out as having authority) to bind the Company and shall not make any agreements or representations on the Company’s behalf in the course of the Consulting Engagement. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Employment. On a date mutually agreed upon by you and the Company in writing, but in no event later than December 17, 2018 (the “CFO Start Date”), you will commence employment with the Company as its Chief Financial Officer (“CFO”), reporting to the Company’s Chief Executive Officer. This is a full-time, exempt position. Upon taking on the CFO role, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. Notwithstanding the foregoing, you are permitted to provide consulting services to your former employer relating to your former duties and, with consent from the Company, to sit on the boards of directors of non-competitive companies so long as such activities do not materially interfere with your duties to the Company.

3.    Base Salary. Commencing on the CFO Start Date, the Company will pay you an annualized salary of $350,000.00, payable in accordance with the Company’s standard payroll schedule. This salary may be subject to adjustment pursuant to the Company’s compensation policies in effect from time to time.

4.    Bonus. Commencing on the CFO Start date, your annual bonus target will be 60% of your annualized salary. The bonus will be determined and paid following the completion of the calendar year in the sole discretion of the Company’s Board of Directors (“Board”) or its Compensation Committee based on a review of your performance and the performance of the Company. You must be actively employed on December 31 of the pertinent year and on the payment date in order to be eligible for the bonus. You will be eligible for a pro-rated bonus for calendar year 2018 based on the portion of the year during which you are employed as CFO.

5.    Employee Benefits. Commencing on the CFO Start Date, as a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits which are outlined in the benefits guide.

6.    Sign-On Bonus. Within one month following the CFO Start Date, the Company will pay you a lump sum in the amount of $60,000.00 (less applicable tax withholdings) as a one-time sign-on bonus. In the event that you voluntarily terminate your employment without Good Reason (as defined in Exhibit B) or the Company terminates your employment with Cause (as defined in Exhibit B) before you have completed twelve (12) months of active employment, 100% of the sign on bonus is required to be repaid to the Company. Any repayment must be made within ten business days after your final date of active employment and shall be by check to the Company or may be deducted from your final payroll to the extent permitted under applicable law.

7.    Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 900,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be the fair market value per share of the Company’s Common Stock as determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be a non-statutory option subject to the terms and conditions applicable to options granted under the Company’s 2012 Equity Incentive Plan, as amended (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. Vesting will begin on the CFO Start Date, and 25% of the Option shares will vest after 12 months of continuous service following the CFO Start Date, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement; provided however that on or after the CFO Start

Date you will be entitled to exercise the Option in full or in part up to the maximum number of shares for which it is exercisable, whether or not fully vested, provided that, upon such exercise, you execute a stock restriction agreement containing a “reverse vesting” schedule equivalent to the Option’s vesting schedule. In addition, in the event that your employment is terminated by the Company without “Cause” or you terminate your employment for “Good Reason” (each as defined in Exhibit B hereto), in either case within 12 months of a “Change in Control” (as defined in the Plan) (a “Double Trigger Acceleration Event”), the Option shall become 100% vested upon such termination. In the event that the unvested portion of the Option is cancelled (without payment or issuance of substitute options) upon the closing of a Change in Control (“Closing”), you will be entitled to receive a cash payment equal to the amount, if any, that you would have received as a cash-out payment at Closing if such unvested portion of the Option had been vested at Closing. In the event that you do not become CFO on or before December 17, 2018, the Option shall terminate and be of no further force or effect.

8.    Proprietary Information and Inventions Agreement. You will be required, as a condition of your role with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, which is attached hereto as Exhibit A.

9.    Employment Relationship. Employment with the Company is for no specific period of time. Subject to paragraph 10 below, your role as an Advisor and your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s employment policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.    Severance. Notwithstanding paragraph 8 above, in the event that your employment with the Company terminates after the CFO Start Date under the circumstances described in Exhibit B, you will be entitled to receive the severance and benefits described in Exhibit B.

11.    Other Required Conditions. This offer of employment is contingent on both of the following:

(a)	Satisfactory completion of a background investigation, which may include verification of previous employers, verification of education, and review criminal record.

(b)	Providing legal proof of your identity and authorization to work in the United States subject to applicable E-Verify requirements.

12.    Tax Matters.

(a)	Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions as required by law.

(b)

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

(c)

Section 280G. In the event that (i) any payment or benefit arising out of or in connection with a change of ownership or effective control of the Company or a substantial portion of its assets within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”, and such change, a “280G Change in Control”), that is made or provided, or to be made or provided, by the Company (or any successors thereto or affiliates thereof) to you, whether pursuant to the terms of this letter agreement or any other plan, agreement, or arrangement (any such payment or benefit, a “Parachute Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and (ii) the net after-tax amount (taking into account all applicable taxes payable by you, including any Excise Taxes) that you would receive with respect to such Parachute Payments does not exceed the net after-tax amount you would receive if the amount of such Parachute Payments were reduced to the maximum amount that could otherwise be payable to you without the imposition of the Excise Tax, then such Parachute Payments shall be reduced to the extent necessary to eliminate the imposition of the Excise Tax.. Any reduction in the Parachute Payments required to be made pursuant to this section shall be made first with respect to Parachute Payments payable in cash before being made in respect to any Parachute Payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration, and in any case, shall be made with respect to such Parachute Payments in inverse order of the scheduled dates or times for the payment or provision of such Parachute Payments.

13.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibits A and B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement, your employment with the Company or any other relationship between you and the

Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the City, County and State of New York in connection with any Dispute or any claim related to any Dispute.

[signature page follows]

You may indicate your agreement with these terms and accept this offer by signing and dating both this letter agreement and the attached Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on August 31, 2018.

We are all excited at the prospect of you joining Datadog.

Sincerely,

DATADOG, INC.

By:	/s/ Olivier Pomel
Name:	Olivier Pomel
Title:	Chief Executive Officer

I ACKNOWLEDGE RECEIPT OF, AND AGREE TO THE TERMS OF, THIS LETTER AGREEMENT (INCLUDING SALARY, PAY RATE AND PAYDAY INFORMATION). I ADVISED DATADOG THAT MY PRIMARY LANGUAGE IS ENGLISH, AND WAS GIVEN THIS LETTER AGREEMENT IN ENGLISH BECAUSE IT IS MY PRIMARY LANGUAGE.

By:	/s/ David Obstler	Date:	8/29/2018 | 11:11 AM EDT
David Obstler

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Effective as of the first date of my employment, the following confirms an agreement between Datadog, Inc., a Delaware corporation (the “Company”) and the individual identified on the signature page to this Agreement. This Agreement is a material part of the consideration for my employment or engagement by the Company. In exchange for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    NO CONFLICTS. I have not made and agree not to make any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or the rights of any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party’s confidential information or intellectual property (collectively, “Restricted Materials”), except as expressly authorized by the Company in writing. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.    INVENTIONS.

a.    Definitions. “Intellectual Property Rights” means any and all patent rights, copyright rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor). “Invention” means any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative works thereof).

b.    Assignment. To the fullest extent under applicable law, the Company shall own all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein or related thereto) that are made, conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company and which arise out of research or other activity conducted by, for or under the direction of the Company (whether or not conducted at the Company’s facilities, during working hours or using Company assets), or which are useful with or relate directly or indirectly to any “Company Interest” (meaning any product, service, other Invention or Intellectual Property Right that is sold, leased, used or under consideration or development by the Company). I will promptly disclose and provide all of the foregoing Inventions (the “Assigned Inventions”) to the Company. I hereby make and agree to make all assignments to the Company necessary to accomplish the foregoing ownership. Assigned Inventions shall not include any Invention (i) that I develop entirely on my own time, (ii) without use of any Company assets and (iii) which is not useful with and does not relate to any Company Interest.

c.    Assurances. I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d.    Other Inventions. If I wish to clarify that something created by me prior to my employment that relates to the Company’s actual or proposed business is not within the scope of this Agreement, I have listed it on the signature page to this Agreement. If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and Intellectual Property Rights therein. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

e.    Moral Rights. To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.

3.    PROPRIETARY INFORMATION. I agree that all Assigned Inventions and all other financial, business, legal and technical information including, without limitation, the identity of and information relating to the Company’s employees, Affiliates and Business Partners (as such terms are defined below), which I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute “Proprietary Information”. I will hold in strict confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. Proprietary Information will not include information that I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (a) my compensation records, (b) materials distributed to shareholders generally and (c) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company’s networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, electronic mail messages and voice messages), and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

4.    RESTRICTED ACTIVITIES. For the purposes of this Section 4, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”).

a.    Definitions. “Any Capacity” includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or assist any third party to do so; provided, Any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company. “Business Partner” means any past, present or prospective customer, vendor, supplier, distributor or other business partner of the Company with which I have contact (or knowledge of) during my employment. “Cause” means to recruit, employ, retain or otherwise solicit, induce or influence (or to attempt to do so). “Solicit” means to (i) service, take orders from or solicit the business or patronage of any Business Partner for myself or any other person or entity, (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) to solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

b.    Acknowledgments. I acknowledge and agree that (i) the Company’s business is highly competitive, secrecy of the Proprietary Information is of the utmost importance to the Company and I will learn and use Proprietary Information in performing my work for the Company and (ii) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success.

c.    As an Employee. During my employment with the Company, I will not directly or indirectly: (i) Cause any person to leave their employment with the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any commercial activity which competes or is reasonably likely to compete with any business that the Company conducts, or demonstrably anticipates conducting, at any time during my employment (a “Competing Business”).

d.    After Termination. For the period of one year immediately following termination of my employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to leave their employment with the Company; or (ii) Solicit any Business Partner or (iii) act in Any Capacity in or with respect to any Competing Business located within the state of New York, the rest of the United States, or anywhere else in the world.

e.    Enforcement. I understand that the restrictions set forth in this Section 4 are intended to protect the Company’s interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners, and I agree that such restrictions are reasonable and appropriate for this purpose. If at any time any of the provisions of this Section 4 are deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be entered into, performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and I agree that the provisions of this Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.

5.    EMPLOYMENT AT WILL. I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the President of the Company (or authorized designee).

6.    SURVIVAL. I agree that my obligations under Sections 2, 3 and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. My obligations under Sections 2, 3 and 4 also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement may be freely assigned by the Company to any third party.

7.    NOTICE OF IMMUNITY UNDER U.S. ECONOMIC ESPIONAGE ACT OF 1996, AS AMENDED BY THE DEFEND TRADE SECRETS ACT OF 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, I acknowledge that under the DTSA:

a.    I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

b.    If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company’s trade secrets to my attorney and use the trade secret information in the court proceeding if I (i) file any document containing the trade secret under seal and (ii) do not disclose the trade secret, except pursuant to court order.

8.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or by email of a scanned copy, or execution and delivery through an electronic signature service (such as DocuSign), shall be effective as delivery of an original executed counterpart of this Agreement.

9.    GOVERNING LAW; REMEDIES. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the United States and the state of New York, without regard to the conflict of laws provisions thereof. I acknowledge and agree that the consideration given for this Agreement is valid and sufficient. I further acknowledge and agree that the enforceability of this Agreement and the validity of its consideration shall not be affected by any change(s) in my working conditions, including but not limited to promotion, demotion, reduction in compensation, increase in compensation, change in compensation structure, change in title, change in location of employment, and change of Company name, structure or ownership. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I also understand that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company will be entitled to 11 injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

[Remainder of Page Intentionally Left Blank.]

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Date: 8/29/2018 | 11:11 AM EDT

Datadog, Inc.		Employee

By:	/s/ Olivier Pomel	By:	/s/ David Obstler
Name:	Olivier Pomel	Name:	David Obstler
Title:	Chief Executive Officer	Address:

PRIOR MATTERS PER SECTION 2(d)

None if remainder of page left blank.

Exhibit B

Severance Provisions – David Obstler

1)    Termination of Employment. In the event that (i) your employment is terminated by the Company after the CFO Start Date for reasons other than Cause, death or Permanent Disability, or (ii) you resign after the CFO Start Date for Good Reason (each, a “Qualified Termination”), you shall be entitled to receive, payable in accordance with Section 4 below, severance in the amount of (i) six (6) months base salary, plus (ii) your target bonus prorated for the greater of (a) the portion of the applicable calendar year during which you have been employed or (b) 6 months.

2)    Benefits. In the event that a Qualified Termination occurs, during any period in which the Company is making severance payments to you pursuant to such Qualified Termination, the Company will, if you timely make an election to continue coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), pay on your behalf the COBRA premiums for you and your eligible dependents, for the period of severance or until you become eligible to participate in another employer’s group benefit plan, whichever event occurs first (the “Benefit Time Period”). The provisions of this Offer Letter will not affect the continuation coverage rules under COBRA except that the Company’s payment of any applicable premiums during the severance period will be credited as payment by you for purposes of your payment required under COBRA. At the conclusion of the severance period, you will be responsible for the entire payment of premiums required under COBRA for the remaining duration of your eligibility for COBRA, if any. Nothing in this Offer Letter shall restrict the ability of the Company to change the provider and/or some or all of the terms of such health insurance plan, provided that all similarly situated participants are treated the same.

3)    Section 409A. Notwithstanding anything set forth in this Offer Letter to the contrary, no amount payable pursuant to this Offer Letter which constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall be paid unless and until you incur a “separation from service” within the meaning of Section 409A. In the case of any amounts payable to you under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. Further, to the extent that you are a “specified employee” within the meaning of Section 409A as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service shall be paid to you before the date (the “Delayed Payment Date”) which is the first (1st) day of the seventh (7th) month after the date of your separation from service or, if earlier, the date of your death 15 following such separation from service. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

The Company intends that income provided to you pursuant to this Offer Letter will not be subject to taxation under Section 409A. The provisions of this Offer Letter shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company and you agree to negotiate in good faith to reform any provisions of this Offer Letter to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Offer Letter. However, the Company does not guarantee any particular tax effect for income provided you pursuant to this Offer Letter. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided you, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided you pursuant to this Offer Letter.

4)    Severance Payments. As a condition to your eligibility for severance payments and COBRA benefits, you will be required to sign a general release agreement and covenant not to sue in form reasonably acceptable to the Company, which must become irrevocable pursuant to its terms by no later than sixty (60) days following the date of the Qualifying Termination, and you must settle all amounts, if any, owed to the Company by no later than ten (10) days following the date of the Qualifying Termination. The severance payments and COBRA benefits will commence within 14 days following the effective date of the general release agreement described in the previous sentence, provided however that if the 60 day period for providing such release spans two calendar years no payment shall be made until the second calendar year. All severance payments described in this Offer Letter shall be spread out pro rata over the applicable severance period and payable in accordance with the regular payroll practices of the Company (as applicable from time to time). The first such pro rata severance payment made to you will be consideration for the release and covenant not to sue described above, and our obligation to make the other pro rata severance payments will be conditioned on compliance with the following sentence. You agree that during all periods during which you are receiving severance payments, you will comply with all of the obligations described on Exhibit A to this Offer Letter, and that in addition to any other remedies available for breach of such obligations, the Company may halt any and all severance payments and other benefits in the event of such breach.

5)    Definitions. For purposes of this Offer Letter, the following terms shall have the following meanings:

“Good Reason” shall mean any of the following without your consent: (i) a material reduction in your title, duties, authorities or power as Chief Financial Officer of the Company without your consent, (ii) a material reduction in your base salary or bonus opportunity other than in connection with a Companywide reduction in pay, (iii) any change in your reporting structure so that you no longer report directly to the Company’s CEO, (iv) transfer of primary place of employment to a location more than 20 miles from New York City, or (v) any material breach by the Company of the terms of your offer letter or any other agreement between you and the Company; provided that within 30 days following your becoming aware of any such reduction, change or breach (x) you shall have delivered written notice to the Company of your intention to terminate your employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to your right to terminate your employment for Good Reason, (y) you shall have provided the Company with 30 days after receipt of such notice to cure such circumstances, and (z) failing a cure, you shall have terminated your employment within 30 days after the expiration of the 30 day period set forth in clause (y).

“Cause” shall mean (i) your commission of any act of fraud or embezzlement, (ii) unauthorized use or disclosure by you of confidential information or trade secrets of the Company or violation of the restrictive covenants set forth in Exhibit A, (iii) violation of the Company’s policies including, without limitation, policies concerning harassment and discrimination in the workplace, or (iv) any other intentional misconduct by you adversely affecting the business or affairs of the Company in a material manner; provided that conduct under (ii), (iii) or (iv) shall not exist unless and until the Company provides you with a reasonably detailed written explanation as to why the Company believes Cause exists and stating its intent to terminate employment on a particular date; provided that, if any acts constituting Cause are curable, you are then given ten (10) business days from the delivery of the written notice by the Company within which to cure such acts.

“Permanent Disability” shall mean your inability to perform the principal duties of your position, with or without reasonable accommodation, for a continuous duration of six (6) months or more.

6)    In the event that the Company’s senior executives become eligible for severance benefits that are more generous or favorable than those provided in section 4 of this Exhibit B, the Exhibit will be amended to provide commensurate benefits.

16